Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is dated as of June 23, 2014, is between TOTAL SYSTEM SERVICES, INC., a corporation organized under the laws of the State of Georgia (the “Company”), and PHILIP W. TOMLINSON, a resident of the State of Georgia (“Executive”), and shall be effective on the date on which Executive is no longer a member of the Board of Directors of the Company (the “Effective Date”). In consideration of the employment or continued employment of Executive with the Company, the benefits provided to Executive under that certain Transition and Retirement Agreement between the parties dated as of the date hereof (the “Retirement Agreement”), and other good and valuable consideration, including all compensation and benefits paid by the Company to Executive, the receipt and sufficiency of which is acknowledged by the parties, the parties agree:

1. Acknowledgments.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to Confidential Information (as defined below). Executive understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company and its affiliates (collectively, the “Company Group”), and that the improper use or disclosure of such Confidential Information by Executive would cause irreparable harm to the Company Group. Accordingly, Executive agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Executive against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b) Executive acknowledges that an important part of Executive’s duties is, has been, or will be to advance the business of the Company Group by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area.

(c) Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, does or will customarily and regularly solicit clients or prospective clients and/or customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others, and/or perform each of the following duties: (i) have the primary duty of managing the enterprise in which the Executive is employed; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships, (x) gain a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson or (y) gain a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships and/or be intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group and/or obtain selective or specialized skills, knowledge, abilities, or client contacts or information.

2. Protection of Confidential Information.

(a) Non-disclosure of Confidential Information. From and after the Effective Date, Executive shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of the General Counsel of the Company. Executive’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information. The restrictions in this section 2 are in addition to and not in lieu of any other obligations of Executive to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors. Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c) Notice to Company Group. In the event Executive is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Executive shall promptly notify the General Counsel of the Company in writing (in no event later than five business days prior to the disclosure unless disclosure is required in less than five days, in which event Executive shall notify the Company Group as soon as possible), so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. Executive shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Executive’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3. Protection Against Unfair Competition. Executive agrees and covenants that for a period of two (2) years from and after the Effective Date, Executive shall not, directly or indirectly, whether through Executive or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Executive or any other person or entity that competes with the Business of the Company Group (as defined below) or any part thereof.

(a) For purposes of this Agreement, Executive’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Executive pursuant to this Agreement within two (2) years prior to the Effective Date, including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, human resource, technical and other similar or related activities and including service as a director or in any similar capacity.

(b) For purposes of this Agreement, the “Territory” means the United States of America, Mexico, Canada, Europe, and Brazil plus any other geographic area(s) in which Executive is performing services for or on behalf of the Company Group as of the Effective Date.

(c) For purposes of this Agreement, the “Business of the Company Group” means the business of (a) providing payment processing, merchant services and related payment services to financial and nonfinancial institutions, and (b) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others, or similar or related businesses or activities conducted, authorized, offered or provided by the Company Group within two (2) years prior to the Effective Date.

4. Non-solicitation of Clients. Executive agrees and covenants that for a period of two (2) years from and after the Effective Date, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Executive had Material Contact during Executive’s employment, during Executive’s service as a director or during any other provision of services to the Company Group, in each case for purposes of providing products or services that are competitive with those provided by the Company Group.

(a) For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the Effective Date.

(b) For purposes of this Agreement, the term “Material Contact” means contact between Executive and each client or potential client (i) with whom Executive dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Executive, (iii) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Executive within two (2) years prior to the Effective Date.

5. Non-solicitation of Employees. Executive agrees and covenants that for a period of two (2) years from and after the Effective Date, Executive shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Executive had contact while employed by, or serving as a director of, the Company, for purposes of inducing such person to leave the employment of the Company Group.

6. Non-disparagement. Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, any of its affiliates, or any of their respective directors, officers and employees. Notwithstanding the foregoing, this section 6 does not in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

7. Enforcement. Executive acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

8. Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Executive is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Executive complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

9. Notification to Subsequent Employer. Executive agrees to notify any subsequent employer or entity for which Executive would serve as a member of the board of directors of such entity or in a similar capacity of the existence and terms of this Agreement. In addition, Executive authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Executive’s subsequent, anticipated, or possible future employers or entities on which Executive may serve or intend to serve on their board of directors or in a similar capacity.

10. Proprietary Rights.

(a) Ownership of Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by, or service as a director of, the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b) Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by, or serving as a director of, the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement is to be construed as reducing or limiting the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c) Further Assurances; Power of Attorney. During and after Executive’s employment by, or service as a director of, the Company, Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company all

Work Product as well as all Intellectual Property Rights in the Work Product in any jurisdiction in the world, and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company may have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive’s subsequent incapacity.

(d) No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

11. Use of IT Systems. Executive acknowledges and agrees that all contents of the Company Group’s information technology resources and communications systems (collectively, “IT Systems”) are the property of the Company Group. Executive shall not transmit any Trade Secrets, Confidential Information or Work Product stored in the Company’s IT Systems to or via any unsecure source, including Executive’s personal e-mail accounts or electronic storage devices. Executive has no expectation of privacy whatsoever in any e-mail, file, data, document, facsimile, telephone conversation, public social media post, conversation or message, or any other kind or form of information or communication transmitted to, received or printed from, or stored or recorded on the Company Group’s IT Systems. Executive acknowledges and agrees that the Company Group has the right to monitor, intercept and review, without further notice, Executive’s activities using the Company Group’s IT Systems, including but not limited to e-mail (both outgoing and incoming), telephone conversations and voice mail recordings, instant messages and Internet and public social media postings and activities, and Executive consents to such monitoring.

12. Return of Property. Upon the Effective Date, or upon the Company Group’s request at any time, Executive shall (a) immediately deliver to the Company Group all property owned by the Company Group, including, without limitation, keys, access cards, identification cards, security devices, credit cards, network access devices, computers, hard drives, thumb drives or other removable information storage devices, cell phones, documents, and any other materials belonging to the Company Group (including but not limited to those that constitute or contain any Confidential Information), together with all copies of the foregoing; and (b) permanently erase all Confidential Information from any non-Company Group computer systems and electronic storage devices that are within Executive’s possession or control.

13. No Claims; No Conflicts. Executive agrees that Executive does not and will not assert any rights to any Confidential Information or Work Product (including any inventions, discoveries, concepts or ideas, or improvements thereof or know-how related thereto) as having been made or acquired by Executive before Executive’s employment with the Company or service as a director, or since the commencement of Executive’s employment with or service as a director of the Company, and expressly warrants that any such rights or potential rights are subject to and governed by this Agreement. Executive further represents that Executive’s performance of all of the terms of this Agreement, and the performance of Executive’s duties as an employee or director of the Company, do not and will not breach any agreement with any other person or entity. Executive represents and warrants that Executive has not entered into, and will not enter into, any agreement that would conflict with this Agreement, including any employment, non-competition, non-solicitation, or confidentiality agreement. Executive agrees that Executive will, if requested by the Company, deliver to the Company a complete copy of any employment, non-competition, non-solicitation or confidentiality agreement, or related agreement, to which Executive is or was a party and that remains or may remain in effect.

14. Notices.

(a) All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:	Total System Services, Inc.
Attn: General Counsel
One TSYS Way
Post Office Box 1755
Columbus, Georgia 31902

If to Executive:	Philip W. Tomlinson
7498 Rolling Bend Road
Columbus, Georgia, 31904

(b) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this section 14.

15. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements, written or oral, express or implied, between Executive and the Company concerning the subject matter hereof, with the express exception of the Retirement Agreement and the agreements contemplated thereby, which survive and remain in full force and effect.

16. Waiver. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

17. Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules. Any action arising under or related to this Agreement, Executive’s employment with the Company, or the cessation of Executive’s employment with the Company shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Fulton County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

18. Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.

19. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

20. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

21. Third Party Beneficiaries. The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

22. Interpretation. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party’s having or being deemed to have structured or drafted such provision.

23. Modification. No provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company. The writing shall specifically reference this Agreement and the provision that the Company and Executive intend to waive or modify. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

24. Survival. Executive’s obligations under this Agreement shall survive the termination of Executive’s employment and his service as director, in each case for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

25. Counterparts. This Agreement may be executed in two or more counterparts (including electronically, such as by telefax or email), each of which will be deemed an original, and all of which together will constitute one document.

IN WITNESS WHEREOF, the parties are signing this Agreement as of the date stated in the preamble.

TOTAL SYSTEM SERVICES, INC.

By:	/s/G. Sanders Griffith, III

Name:	G. Sanders Griffith, III

Title:	Senior Executive Vice President, General Counsel and Secretary

PHILIP W. TOMLINSON

/s/Philip W. Tomlinson
Philip W. Tomlinson

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